UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2013

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On July 9, 2013, the University of Utah, the University of Pennsylvania, the Hospital for Sick Children, Endorecherche, Inc. and Myriad Genetics, Inc. (collectively, the “Patent Owners”) filed a lawsuit in the United States District Court for the District of Utah against Ambry Genetics Corp. (“Ambry”), a molecular diagnostic testing company located in Aliso Viejo, California, alleging infringement of claims in patents owned by the Patent Owners covering synthetic DNA and methods-of-use related to the BRCA1 and BRCA2 genes.

The lawsuit alleges that the testing process employed by Ambry infringes claims in 10 patents owned or licensed by the Patent Owners covering synthetic primers, probes and arrays, as well as methods of testing, related to the BRCA1 and BRCA2 genes. As part of the lawsuit, the Patent Owners are seeking a preliminary injunction to prevent Ambry from selling products that use the intellectual property protected by these patents, including Ambry’s BRCAplus, BreastNext, OvaNext and CancerNext tests. The Patent Owners also are seeking up to treble damages for any profits lost as a result of a finding that Ambry’s infringement is willful.

On June 13, 2013, the United States Supreme Court affirmed the patent eligibility of synthetic DNA and underscored the importance and applicability of method-of-use patents for gene-based diagnostic tests in Association for Molecular Pathology v. Myriad Genetics.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: July 9, 2013	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

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